May 21, 2025	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS APRIL 2025 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for April 2025, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Client assets under administration increased 9% over the prior year period and were relatively flat compared to the preceding month,” said CEO Paul Shoukry. “Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances of $55.6 billion declined 1% year-over-year and 4% sequentially. The decline in April in these balances reflects quarterly fee billings and seasonal tax payments. The timing of investment banking closings has been impacted by macroeconomic uncertainty, although our pipeline remains strong.”

Operating Data

	As of			% change from
$ in billions	April 30, 2025	April 30, 2024	March 31, 2025	April 30, 2024	March 31, 2025
Client assets under administration	$1,530.7	$1,409.5	$1,535.9	9%	—%
Private Client Group assets under administration	$1,469.5	$1,350.2	$1,475.5	9%	—%
Private Client Group assets in fee-based accounts	$873.3	$776.6	$872.8	12%	—%
Financial assets under management	$245.5	$219.1	$245.0	12%	—%

Bank loans, net	$48.8	$44.5	$48.3	10%	1%

Clients’ domestic cash sweep and Enhanced Savings Program balances	$55.6	$56.4	$57.8	(1)%	(4)%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. Total client assets are $1.53 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.